Exhibit 99.2

Frequently Asked Questions:

Q: Has a definitive agreement been signed to sell PowerReviews?

A: Yes, we have reached a definitive agreement to divest all of our interest in PowerReviews LLC, the successor to PowerReviews, Inc. (“PowerReviews”) to Wavetable Labs, LLC, the parent company of Viewpoints, LLC (“Viewpoints”) for $ 30 million in cash. The transaction is subject to final approval of the divestiture agreement from the U.S. Department of Justice (the “DOJ”), as well as conditions to closing specified in the agreement. The transaction is expected to close within the first quarter of Bazaarvoice’s 2015 fiscal year ending July 31, 2014.

Q: What is the accounting impact of the PowerReviews divestiture?

A: On April 24, 2014, we entered into a Joint Stipulation with the U.S. Department of Justice (“DOJ”) to resolve the DOJ’s claims in the antitrust action challenging our 2012 acquisition of PowerReviews, Inc. (“PowerReviews”) and, together with the DOJ, we submitted a proposed order to the U.S. District Court for the Northern District of California (the “Court”). Under the terms of the Joint Stipulation and the proposed order, we are required to divest all of the net assets of the PowerReviews business. As a result of this, in accordance with accounting guidance, we have reported the results of operations and financial position of PowerReviews as discontinued operations within the condensed consolidated statements of operations and balance sheets for all periods presented. PowerReviews revenues, related expenses and an estimated loss on disposal, net of tax, are components of “loss from discontinued operations” in the Condensed Consolidated Statement of Operations. On the Condensed Consolidated Balance sheets the assets and liabilities of the discontinued operations of PowerReviews have been presented as ‘Assets held for sale’ and ‘Liabilities held for sale,’ respectively. The statement of cash flows is reported on a combined basis without separately presenting cash flows from discontinued operations.

Q: Which numbers should be used when making comparisons with management’s guidance provided on its March 4, 2014 earnings call?

A: Our reconciliation of GAAP to non-GAAP financial measures and selected quarterly financial and operational metrics included in our earnings release and reported in our Current Report on Form 8-K dated June 4, 2014 presents our revenues, adjusted EBITDA and non GAAP earnings per share for continuing operations and discontinued operations separately. These numbers must be combined when making comparisons with the guidance we provided on our last earnings call on March 4, 2014.

Q: What is the revenue and adjusted EBITDA contribution from the PowerReviews business for the twelve months ending April 30, 2014?

A: PowerReviews’ revenue and adjusted EBITDA contribution for the twelve months ended April 30, 2014 was $17.0 million and $8.8 million, respectively.

Q: Why were the discontinued operations more profitable than the continuing operations for the twelve months ending April 30, 2014?

A: Shortly after Bazaarvoice acquired PowerReviews, Bazaarvoice eliminated a number of PowerReviews positions that were redundant with the combined Company. These functions included a number of positions in human resources, finance, sales and marketing as well as research and development and moved these individuals into positions supporting the Bazaarvoice business. We did not focus on selling the PowerReviews products. The primary expenses attributable to PowerReviews were related to servicing the PowerReviews customers and maintaining the platform. Consequently, full time employees directly supporting PowerReviews decreased from 68 as of July 31, 2012 to 24 as of April 30, 2014. As a result, we achieved significant cost synergies which resulted in PowerReviews contributing positive cash flow and adjusted EBITDA soon after the acquisition on June 12, 2012.

Q: How many Bazaarvoice employees are moving over to Viewpoints?

A: We expect 28 employees to join Viewpoints upon closing of the transaction.

Q: How is Bazaarvoice recognizing an estimated loss on the sale of PowerReviews of $9.2 million?

A: The loss was calculated by estimating the proceeds from selling the PowerReviews business net of any associated transaction costs less the net carrying value of the assets and liabilities held for sale. The estimated loss is then classified against the carrying value of the assets. As a result of this, the net carrying value of the assets and liabilities at April 30, 2014 represents the estimated proceeds. This calculation is summarized as follows in ‘$000:

Estimated cash proceeds	$30,500 (1)
Less:
Carrying value of net assets held for sale	39,316
estimated Costs incurred directly attributable to the transaction	658

Estimated loss before income taxes	(9,474)
Income tax benefit	282

Estimated loss on disposal, net of taxes	$(9,192)

(1)	Any material change between the estimated proceeds used for determining the loss on disposal and the actual proceeds due to the timing of executing a definitive agreement with a prospective buyer on or around June 4, 2014 may result in a revision of this estimated loss. Any such revisions will be reflected in the financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 and, if required, an amended Current Report on Form 8-K/A

Q: What is the change in active client count?

A: We have changed the definition from an organization that has implemented either the Conversations platform or the PowerReviews platform, which we called active enterprise clients to an organization from which we are recognizing recurring revenue, which we are now calling active clients.

Given our divestiture of PowerReviews, we have provided in our June 4, 2014 earnings release the number of active clients from continuing operations and the number of active clients from discontinued operations. All prior periods presented in our earnings release and reported in our Current Report on Form 8-K dated June 4, 2014 have been revised to conform to the current period definition of an active client.

Q: Does Bazaarvoice’s fiscal first quarter and fiscal year 2015 guidance include only continuing operations?

A: Yes. The financial results from continuing operations reflect Bazaarvoice’s business without PowerReviews.